                                                                    EXHIBIT 99.1

NuCO2 Inc.
2800 SE Market Place, Stuart, Florida  34997
www.nuco2.com
email:  investor_relations@nuco2.com
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FOR IMMEDIATE RELEASE               CONTACTS:   MICHAEL E. DEDOMENICO
                                                CHAIRMAN AND CEO
                                                ROBERT R. GALVIN
                                                CFO AND EXECUTIVE VICE PRESIDENT
                                                (772) 221-1754

       NUCO2 INC. CLOSES SALE OF UPSIZED OFFERING OF COMMON STOCK PRICED
           AT MARKET; UNDERWRITERS EXERCISE FULL OVER-ALLOTMENT OPTION
                                   ----------

STUART,  FLORIDA,  March 30, 2005 -- NuCO2 Inc.  (NASDAQ:  NUCO)  announced  the closing  today  of its  sale of  5,145,031  shares  of its  common  stock  in an underwritten  public offering at a price to the public of $24.17 per share.  The offering  comprised  2,041,713  shares sold by NuCO2 Inc.  and an  aggregate  of
3,103,318  shares sold by certain selling  shareholders  named in the prospectus
supplement.   The  transaction   included   671,091  shares   purchased  by  the
underwriters  pursuant to their exercise of the full over-allotment  option from
NuCO2 Inc. and certain executive officers of the company.

Based on the  public  offering  price of $24.17  per  share and after  deducting underwriting  discounts  and  commissions,  the net proceeds to the Company were approximately  $46.6  million,  and the  aggregate  net  proceeds to the selling shareholders were  approximately  $70.9 million.  NuCO2 Inc. did not receive any proceeds  from the sale of  shares  by the  selling  shareholders.  The  Company intends to use the net  proceeds  from this  offering to redeem all of its 16.3%
Senior Subordinated Notes due February 2009 and to reduce its indebtedness under its senior credit facility.

Bear,  Stearns  & Co.  Inc.  and UBS  Investment  Bank were  joint  book-running managers,  and First  Analysis  Securities  Corporation  was  co-manager for the offering.

This press release shall not constitute an offer to sell or the  solicitation of an offer to buy nor shall there be any sale of these  securities in any state in which such offer,  solicitation  or sale would be unlawful prior to registration or  qualification  under the securities  laws of any such state.  Offers for the securities may be made only by means of a prospectus  supplement forming part of the registration statement. A prospectus supplement relating to the common stock can be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New
York 10179 ((631) 254-7129) or UBS Investment Bank, Prospectus  Department,  299
Park Avenue, New York, New York 10171 ((212) 821-3000).

STATEMENTS  CONTAINED IN THIS PRESS RELEASE  CONCERNING  THE COMPANY'S  OUTLOOK,
COMPETITIVE  POSITION AND OTHER  STATEMENTS OF MANAGEMENT'S  BELIEFS,  GOALS AND
EXPECTATIONS ARE "FORWARD-LOOKING  STATEMENTS" WITHIN THE MEANING OF SECTION 27A
OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES  EXCHANGE ACT OF

1934, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS
TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE STATEMENTS.  WITH
RESPECT TO SUCH FORWARD-LOOKING  STATEMENTS, THE COMPANY CLAIMS PROTECTION UNDER
THE  PRIVATE  SECURITIES   LITIGATION  REFORM  ACT  OF  1995.  THESE  RISKS  AND
UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE ABILITY OF THE COMPANY TO ADD
NEW  ACCOUNTS,   COMPETITION  AND  FUTURE  OPERATING  PERFORMANCE.  THE  COMPANY
DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING  STATEMENT AS A RESULT OF
DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.